EXHIBIT 99.1

Psychemedics Corporation Reports Stronger Revenue, Operating Profit and Earnings Growth in Third Quarter 2021

ACTON, Mass., Nov. 12, 2021 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the third quarter ended September 30, 2021.

The Company’s revenue for the quarter ended September 30, 2021, was $6.7 million versus $5.2 million for the quarter ended September 30, 2020, an increase of 29%. Net income for the quarter ended September 30, 2021, was $0.7 million or $0.13 per diluted share, versus net loss of $1.1 million or ($0.20) per diluted share, for the comparable period last year, an increase of $0.33 per diluted share. The Company’s revenue for the nine months ended September 30, 2021, was $18.5 million versus $16.0 million for the comparable period in 2020, an increase of 16%. Net income for the nine months ended September 30, 2021, was $1.0 million or $0.17 per diluted share, versus net loss of $3.3 million or ($0.60) per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

“We had a strong third quarter in total revenues and operating income as our domestic business continued to deliver volume growth versus the prior year and all prior quarters since the beginning of the COVID-19 pandemic. Domestic revenues increased 27% compared to third quarter of 2020 and also 13% compared to this year’s second quarter. Driving the third quarter revenue performance was continued growth in key market sectors including Oil & Gas, Manufacturing and Transportation, with other market segments such as Schools also showing good recovery. International revenues, primarily Brazil, increased 70% but on a much smaller base. Brazil volumes continue to be unpredictable, and our focus is still on our domestic business as we have mentioned previously.

On the earnings front, our margins continued to be positively impacted by the Employee Retention Credit (“ERC”) provisions of the Consolidated Appropriations Act. Accordingly, we recorded a $0.8 million retention tax credit during the three months ended September 30, 2021, which reduced cost of revenues and also operating expenses. However, we still showed significant improvement in margins without the ERC as a result of increased revenues and the impact of our continuing cost reduction (including continuation of salary cuts for management and high-level teammates) and cost control initiatives.”

In addition, there were two items in the other income/expenses category that basically offset one another. As the Company disclosed in a Current Report on Form 8-K filed on September 23, 2021, the Company entered into a settlement agreement in conjunction with a contract dispute regarding the Company’s alleged contractual obligations to a customer involving litigation with certain of the customer’s former employees regarding their employment termination. The settlement agreement provided that payment (including payment from both the Company and its insurers, in the combined amount of $2.1 million) would be paid in three equal installments by November 2021. The first installment was paid before quarter end and reduced our cash balance accordingly. The settlement cost is recorded to other expense and is fully offset by the gain on forgiveness of the PPP Loan ($2.2 million) to other income. The PPP Loan was 100% forgiven by the U.S. Small Business Administration in July 2021 and the balance on this PPP Loan is now zero.

The Company had $2.0 million of cash ($6.3 million of working capital) as of September 30, 2021. The total equipment financing outstanding was $1.4 million as of September 30, 2021, compared to a total amount borrowed of $12.2 million reflecting repayments of $10.8 million since May 2014.

While there continues to be an uncertain outlook in view of COVID-19 variants, we believe we are well positioned to continue our momentum as we serve a number of key essential industries and are seeing broader recovery taking place in our other industry segments.

The Company paid 94 consecutive dividends (23 ½ years) through the first quarter of 2020, even during the financial crisis in 2008. However, because of the current COVID-19 pandemic, the dividend was suspended during 2020 and continues to be suspended for 2021 as we prioritize our liquidity and balance sheet. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments. Our Board of Directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. We will continue to evaluate the dividend as we move forward for the remainder of the year.

As the Company disclosed in its Quarterly Report on Form 10-Q for the second quarter of 2020, and more recently in a Current Report on Form 8-K filed on September 23, 2021, the Company’s Board of Directors authorized the Company to explore shareholder enhancement opportunities, including strategic alternatives, such as the potential sale or merger of the Company, capitalization optimization and dividend strategies. The Company continues to explore such opportunities. There can be no assurances that the shareholder enhancement review process will result in a transaction or other strategic change or outcome. The Company has not set a timetable for the conclusion of its review of strategic alternatives, and the Company does not intend to comment further unless and until the Board has approved a specific course of action or the Company has otherwise determined that further disclosure is appropriate or required by law. The Company’s Board of Directors has established a Committee to review shareholder enhancement opportunities. The Company has retained JMP Securities LLC, as its financial advisor, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as its legal counsel, in connection with its exploration of shareholder enhancement opportunities.

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, customer anticipated testing volume following the COVID-19 pandemic, sales and marketing strategies, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, Brazilian professional driver drug testing requirements, required investments in plant, equipment and people and new test development, the effect of COVID-19 on our business, including its effects on our business, and profitability, and on the well-being and availability of our employees and the continued operation of our testing facilities) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, Internal Revenue Service refund processing timeframes, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above with respect to the impact of the COVID-19 pandemic on our business generally, plus cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Andrew Limbek
Vice President, Controller
(978) 206-8220
AndrewL@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenues	$6,673	$5,174	$18,473	$16,025
Cost of revenues	3,598	4,041	10,394	12,416

Gross profit	3,075	1,133	8,079	3,609

Operating Expenses:
General & administrative	1,329	1,341	4,138	4,727
Marketing & selling	652	896	1,950	2,858
Research & development	244	305	817	981

Total Operating Expenses	2,225	2,542	6,905	8,566

Operating income (loss)	850	(1,409)	1,174	(4,957)

Total Other Income (Expense)	75	(17)	62	(129)

Income (loss) before provision for (benefit from) income taxes	925	(1,426)	1,236	(5,086)

Provision for (benefit from) income taxes	186	(319)	280	(1,770)

Net income (loss)	$739	$(1,107)	$956	$(3,316)

Diluted net income (loss) per share	$0.13	$(0.20)	$0.17	$(0.60)

Dividends declared per share	$-	$-	$-	$0.18

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	September 30,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash	$1,968	$2,833
Accounts receivable, net of allowance for doubtful accounts	4,681	3,356
Prepaid expenses and other current assets	2,754	914
Income tax receivable	2,269	2,495
Total Current Assets	11,672	9,598

Fixed assets, net of accumulated amortization and depreciation	7,296	9,231
Other assets	883	888
Operating lease right-of-use assets	3,782	4,286
Total Assets	$23,633	$24,003

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$448	$577
Accrued expenses	3,223	1,801
Current portion of long-term debt	696	688
Current portion of operating lease liabilities	975	875
Total Current Liabilities	5,342	3,941

Long-term debt	740	3,444
Deferred tax liabilities, long-term	290	211
Long-term portion of operating lease liabilities	3,234	3,895
Total Liabilities	9,606	11,491

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized,	31	31
6,210 shares and 6,205 shares issued at September 30, 2021, and December 31, 2020, respectively, and 5,542 shares outstanding and 5,537 shares outstanding at September 30, 2021 and December 31, 2020, respectively
Additional paid-in capital	33,362	32,803
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(7,650)	(8,606)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	14,027	12,512

Total Liabilities and Shareholders' Equity	$23,633	$24,003